                                                   FILED PURSUANT TO RULE 424(C)
                                            REGISTRATION STATEMENT NO. 333-10961

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED OCTOBER 29, 1996)

                                  $568,575,000
                              APPLE COMPUTER, INC.
                     6% CONVERTIBLE SUBORDINATED NOTES DUE
                                  JUNE 1, 2001

    This Prospectus Supplement supplements information contained in that certain Prospectus dated October 29, 1996 (the "Prospectus") relating to the potential sale from time to time of up to $568,575,000 aggregate amount of Registrable Notes and the Common Stock issuable upon conversion thereof by the Selling Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

    The following information shall be added to the table set forth in the Prospectus under the caption "Selling Holders" with respect to the Selling Holders and the respective principal amounts of Registrable Notes beneficially owned by such Selling Holder that may be offered pursuant to the Prospectus, as amended or supplemented:

Chase Securities Inc. .............................................  16,000,000   638,651    547,851
Susquehanna Capital Group..........................................  3,500,000    119,842    119,842
Argent Classic Convertible Arbitrage Fund (Bermuda) L.P. ..........  1,500,000     51,361     51,361
Argent Classic Convertible Arbitrage Fund L.P. ....................  1,000,000     34,240     34,240
Prudential Securities Inc. ........................................  1,000,000     34,240     34,240
Colonial Penn Life Insurance Co. ..................................    950,000     32,528     32,538
D.E. Shaw & Co. International, L.L.C. .............................    500,000     17,120     17,120
Forum Capital Markets L.P. ........................................    500,000     17,120     17,120
McMahan Securities Company, L.P. ..................................    250,000      8,560      8,560

    The following line items contained in the table set forth in the Prospectus under the caption "Selling Holders" shall be deleted in their entirety:

State of Connecticut Combined Investment Funds........................  2,175,000     74,473     74,473
Susquehanna Investment Group..........................................  1,000,000     34,240     34,240
OCM Convertible Trust.................................................    740,000     25,338     25,338
Delta Airlines Master Trust...........................................    535,000     18,318     18,318
State Employees' Retirement Fund of the State of Delaware.............    500,000     17,120     17,120
OCM Convertible Limited Partnership...................................    175,000      5,992      5,992

    The line items "CFW-C, L.P. . . . 500,000, 17,120, 17,120" and "C.S. First
Boston Corporation . . . 25,270,000, 865,262, 865,262" contained in the table set forth in the Prospectus under the caption "Selling Holders" shall be deleted in their entirety and replaced with the following:

CFW-C, L.P. ......................................    1,500,000      51,361      51,361
C.S. First Boston Corporation.....................   39,165,000   1,341,037   1,366,637

    The last two line items contained in the table set forth in the Prospectus under the caption "Selling Holders" "Any other holder . . . " and "Total . . . " (other than the footnotes thereto which remain unchanged), shall be deleted in their entirety and replaced with the following:

Any other holder of Registrable Notes or future
 transferee from any such holder (9)(10)..........   179,917,000    6,160,486    6,160,486
                                                    ------------  -----------  -----------
      Total.......................................  $568,575,000   33,066,506   20,824,636
                                                    ------------  -----------  -----------
                                                    ------------  -----------  -----------

    All information provided in this Prospectus Supplement is as of December 10, 1996.

               THE DATE OF THIS PROSPECTUS IS DECEMBER 20, 1996.